Exhibit 99.1

For Immediate Release

WSI Industries Reports 45% Increase in Third Quarter Sales, 51% Increase in Net Income
 & Best Earnings per Share in the Past Decade

June 19, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2012 third quarter ending May 27, 2012 of $9,483,000 versus the prior year amount of $6,532,000, or an increase of 45% over the prior year quarter.  Year-to-date sales for the nine months ended May 27, 2012 totaled $22,491,000, an increase of 27% versus $17,742,000 in the prior year.

The Company also reported net income of $598,000 or $.21 per diluted share for the fiscal 2012 third quarter which was an increase of 51% over the prior year quarter amount of $397,000 or $.14 per diluted share.  Year-to-date income also rose with the Company reporting fiscal earnings of $874,000 or $.30 per diluted share versus $559,000 or $.19 per diluted share in the prior year which represented an increase of 56%.

Benjamin Rashleger, president and chief executive officer, commented:  “We are very pleased to report on our fiscal 2012 third quarter results that have both sales and income at their highest levels in the last decade.  Not only do our fiscal third quarter sales represent an increase of 45% over the prior year quarter, they also exceed any quarter in the last 10 years by over $2 million.  Our bottom line profit results also improved with the fiscal 2012 third quarter at $.21 per diluted share equating to a 51% increase over the prior year quarter, which is also at the highest level in the last 10 years.”  Rashleger continued:  “Our sales growth came from both of our core businesses of recreational vehicles and energy.  Our recreational vehicle revenues increased by 38% over the prior year third quarter while our energy business increased by 91%.  In particular, our shale fracturing business sales increased a little under four fold in the fiscal 2012 third quarter over the prior year quarter”  Rashleger concluded:  “We remain very positive about our business as we wrap up fiscal 2012 and are optimistic that fiscal 2013 will show continued improvements.  Our customers are clear leaders in their industries, and we have made significant investments in equipment and personnel over the past couple of years to support their growth as we increase our business with them.  We look forward to building on our success with continued expansion of our business and by staying focused on the execution of our strategy of partnering with key leaders across industries, and providing them with a superior value and the highest quality service.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share.  The dividend will be payable July 19, 2012 to holders of record on July 5, 2012.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:
Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS   (Unaudited)
In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 27	May 29,	May 27	May 29,
	2012	2011	2012	2011
Net Sales	$9,483	$6,532	$22,491	$17,742
Cost of products sold	7,561	5,066	18,594	14,679
Gross margin	1,922	1,466	3,897	3,063

Selling and administrative expense	909	774	2,310	1,976
Interest and other income	(1)	(3)	(13)	(10)
Interest and other expense	80	75	235	223
Profit (loss) from operations before income taxes	934	620	1365	874
Income taxes (benefit)	336	223	491	315
Net earnings (loss)	$598	$397	$874	$559

Basic income (loss) per share	$0.21	$0.14	$0.31	$0.20

Diluted income (loss) per share	$0.21	$0.14	$0.30	$0.19

Weighted average number of common shares	2,854	2,835	2,847	2,823

Weighted average number of diluted shares	2,907	2,878	2,900	2,870

CONDENSED BALANCE SHEETS  (Unaudited)
In thousands

	May 27,	May 29,
	2012	2011
Assets:
Total Current Assets	$10,129	$7,945
Property, Plant, and Equipment, net	8,467	6,897
Intangible Assets	2,368	2,368
Total Assets	$20,964	$17,210

Liabilities and Shareholders' Equity:
Total current liabilities	$4,342	$3,011
Long-term debt	4,802	3,889
Deferred tax liablities	691	-
Shareholders' equity	11,129	10,210
Total Liabilities and Shareholders' Equity	$20,964	$17,110